Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of Sendas Distribuidora S.A. for the registration of Common Shares, which may be represented by American Depositary Shares, and to the incorporation by reference therein of our reports dated May 2, 2022, with respect to the financial statements of Sendas Distribuidora S.A.,  and the effectiveness of internal control over financial reporting of Sendas Distribuidora S.A., included in its Annual Report (Form 20-F) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Auditores Independentes S.S.

São Paulo, Brazil

November 28, 2022